Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES FIRST QUARTER OPERATING RESULTS

FORT LEE, NJ, May 15, 2008- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three months ended March 31, 2008 of $1,112,000 as compared to $2,411,000 for the same period in 2007. Net income for the three months ended March 31, 2008 decreased to $.11 per share on a fully diluted basis as compared to $.24 per share on a fully diluted basis for the same period in 2007.

Net sales for the three months of 2008 were $119,029,000 as compared to $139,841,000 for the same period in 2007.   Net sales decreased 15% for the three month period in 2008 as compared to the same period in the prior year.

  Empire Resources, Inc is engaged in the purchase, sale and distribution of semi-finished aluminum products to a diverse customer base located throughout the United States and Canada, Europe, Australia and New Zealand.  The Company also manufactures prime aluminum extruded products in its facility located in Baltimore, MD.  Empire Resources, Inc. distributes a wide range of semi-finished aluminum products to customers in the distribution, transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe and maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements.  Such statements involve various risks that may cause actual results to differ materially.  These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

   (Table Follows)

Consolidated Statements of Income
In thousands, except per share amounts

	Three Months Ended March 31,
	2008	2007
Net sales	$119,029	$139,841
Cost of goods sold	112,819	131,423
Gross profit	6,210	8,418
Selling, general and administrative expenses	2,776	2,516
Operating income	3,434	5,902
Interest expense	1,659	2,026
Income before income taxes	1,775	3,876
Income taxes	663	1,465
Net income	$1,112	$2,411
Weighted average shares outstanding:
Basic	9,826	9,790
Diluted	9,972	10,052
Earnings per share:
Basic	$0.11	$0.25
Diluted	$0.11	$0.24

Contact:
David Kronfeld
917-408-1940
dkronfeld@empireresources.com